Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Fourth Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 28, 2010--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) announced its consolidated financial results for the fourth quarter and the full fiscal year of 2009.

Important metrics and events include:

  Fourth quarter 2009 revenues were $229.4 million, operating loss was $72.9 million and net income was $64.9 million.
  Full year 2009 revenues were $769.9 million, operating loss was $150.1 million and net income was $101.4 million.
  Adjusted EBITDA was $28.6 million for fourth quarter 2009 and $98.3 million for the year ended December 31, 2009.
  Fourth quarter 2009 cash cost for primary aluminum production was $0.78 per pound compared to $0.88 per pound in fourth quarter 2008. For 2009, cash cost of primary aluminum production was $0.77 per pound, compared to $0.81 per pound in 2008.
  During fourth quarter 2009, the Company repurchased $83.0 million aggregate principal amount of debt for an aggregate price of $64.2 million, plus fees.
  The Company ended 2009 with total debt of $951.7 million and $167.2 million in cash. At December 31, 2009, the Company had $190.7 million of locked-in value from aluminum hedges.
  Over 80% of the New Madrid smelter’s pots were operating at the end of December 2009.
  In December 2009, the Company and the Government of Jamaica reached an agreement setting the fiscal regime structure for Noranda’s bauxite mining operations through 2014.

“In 2009, Noranda achieved financial success despite adverse market conditions,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “The close of 2009 sees Noranda with less debt than we had at the beginning of the year, reduced production cost, and improved safety performance. 2010 will require as much effort as 2009, as the recent commodities cycle has intensified the competitive environment.”

Fourth Quarter 2009 Results

For fourth quarter 2009, the Company reported revenues of $229.4 million, compared to $218.6 million in the third quarter 2009 and $261.5 million in fourth quarter of 2008. The Company also reported a $72.9 million operating loss, compared to a $4.4 million operating loss in third quarter 2009, and a $64.6 million operating loss in fourth quarter 2008.

  Fourth quarter 2009 operating results reflect $15.9 million of improvements in sales margin (sales minus cost of sales) on a consolidated basis compared to third quarter 2009. This improvement resulted primarily from improved LME pricing, the benefits of owning 100% of the former joint venture entities at Gramercy and St Ann, and off-peak power rates at New Madrid, offset somewhat by the usual seasonality experienced in the last month of the fourth quarter.
    Consolidated sales in fourth quarter 2009 were $229.4 million, 4.9% above third quarter 2009, and 12.3% below fourth quarter 2008.
    Fourth quarter 2009 revenues include $51.7 million related to alumina and bauxite shipped from Gramercy and St. Ann to external customers, compared to $19.4 million in third quarter 2009. Fourth quarter 2009 reflects a full period of Gramercy and St. Ann operations, whereas the third quarter reflects the results of operations following the August 31, 2009 acquisition.
    The cash cost of primary aluminum production was $0.78 per pound in fourth quarter 2009, compared to $0.76 per pound in third quarter 2009, and $0.88 per pound in fourth quarter 2008.
  Selling, general and administrative costs increased $5.1 million in fourth quarter 2009 compared to third quarter 2009, due primarily to the full quarter effects of the operations of Gramercy and St. Ann, and slightly higher payroll related expenses in fourth quarter 2009.
  Fourth quarter 2009 operating results include a $65.0 million impairment write down for downstream goodwill. Third quarter 2009 operating results included $14.3 million of insurance proceeds recognized in excess of claim expenses related to the January 2009 pot line freeze in New Madrid, whereas in the fourth quarter operating expenses were adversely affected by the start up of Line 3 in New Madrid.

Fourth quarter 2009 net income was $64.9 million, compared to $4.3 million of net income in third quarter 2009, and a $72.3 million net loss in fourth quarter 2008. Despite the operating loss factors discussed above, fourth quarter 2009 net income reflects the following:

  In fourth quarter 2009, the Company recognized a $120.3 million gain as a result of becoming the sole owner of the Gramercy alumina business and the St. Ann bauxite mining business (the “Joint Venture Transaction”). During fourth quarter 2009, the Company finalized its valuation of the assets acquired and liabilities assumed, resulting in the aforementioned gain net of consideration.
  In fourth quarter 2009, the Company repurchased $83.0 million aggregate principal amount of its indebtedness for an aggregate price of $64.2 million, plus fees. The Company recorded an $18.0 million gain on these debt repurchases.
  The comparability of the Company’s fourth quarter 2009 to fourth quarter 2008 income tax provision was affected by the 2009 accounting for the gain on business combination and the impairments of non-deductible goodwill. The effective tax rate for the fourth quarter stood at a 5.8% tax benefit compared to 73.8% in third quarter of 2009 and 29.8% in fourth quarter 2008.

Full Year 2009 Results

Revenues, operating loss and net income for 2009 reflect the unfavorable impact of the global economic contraction that began in the second half of 2008, as well as the January 2009 New Madrid pot line freeze.

For 2009, the Company reported a $150.1 million operating loss, compared to operating income of $44.4 million for 2008.

  The significant reduction in aluminum pricing resulting from the global economic contraction, the reduction in primary aluminum production resulting from the power outage and pot line freeze in New Madrid on January 29, 2009 and the resulting cost inefficiencies created a $143.9 million unfavorable swing in operating income in the upstream business in 2009 compared to 2008. The upstream segment reported a $34.5 million operating loss in 2009 as opposed to operating income of $109.4 million in 2008.
  During 2009, the Company recorded impairment charges totaling $108.0 million for goodwill and other intangible assets in the downstream segment. During 2008, the Company recorded similar downstream impairment charges totaling $25.5 million. During fourth quarter 2009, downstream goodwill was written down to zero.
  The Company reached insurance settlements totaling $67.5 million for the pot line freeze claim relating to the January 2009 New Madrid smelter outage. Those proceeds were offset by $24.0 million of claim costs incurred through September 30, 2009, resulting in a $43.5 million residual recognized as “Excess insurance proceeds.”

As a result of the Company’s cost control efforts, the cash cost of primary aluminum production was $0.77 per pound in 2009, compared to $0.81 per pound in 2008.

For 2009, the Company reported $101.4 million of net income, opposed to a $74.1 million net loss in 2008. Compared to the adverse operating results discussed above, the Company benefitted from several major factors in 2009 as follows:

  Interest expense was $34.4 million lower in 2009 than in 2008, reflecting lower average interest rates and lower average debt balances outstanding in 2009 due to debt repurchases.
  In 2009, the Company reported $111.8 million of net derivative gains compared to $69.9 million of net derivative losses in 2008. For the year ended December 31, 2009, the Company reclassified $172.2 million of hedge gains from accumulated other comprehensive income to earnings, including $77.8 million reclassified into earnings as part of its discontinuation of hedge accounting following the smelter outage. In contrast, for the year ended December 31, 2008, the Company reclassified $24.2 million of hedge losses from accumulated other comprehensive income into earnings.
  During 2009, the Company repurchased $403.8 million aggregate principal amount of debt for an aggregate price of $187.2 million, plus fees. For fiscal year 2009, the Company recorded a $211.2 million gain on these debt repurchases.
  For 2009, net income reflects the impact of $80.3 million of impairment charges recorded in first and second quarter 2009 against the Company’s investment in joint ventures, related primarily to the Company’s investment in St. Ann. These impairment losses were offset in fourth quarter 2009 as the Company recognized a $120.3 million gain on business combination related to the Joint Venture Transaction.
  The provision for income taxes resulted in a 36.6% effective tax rate in 2009 compared to a 30.8% effective tax rate in 2008.

Liquidity

For the year ended December 31, 2009, operating activities provided $220.4 million of cash flow compared to $65.5 million provided in 2008. Highlights include:

  A significant source of cash was the early termination of hedges worth $120.8 million during the year. No such terminations occurred to during 2008.
  Cash settlements related to hedging activities provided $25.6 million in 2009 compared to payments of $23.0 million in 2008. These cash settlements included payments of $11.9 million and $6.0 million related to interest rate swap settlements in 2009 and 2008, respectively.
  Cash interest payments in 2009 were $17.3 million, compared to $87.2 million in 2008, due to the combined effects of exercising the paid-in-kind option on senior rate floating notes, lower average balances, and lower interest rates.
  For the year, the Company’s operating activities provided $21.2 million through working capital reductions.

For the year ended December 31, 2009, the Company significantly curtailed its capital expenditures due to both the economic environment and despite the need to rebuild or reline pots damaged or destroyed in the power outage. The Company used $187.2 million to buy back its debt as opposed to borrowing $225.0 million on its revolver in 2008. Overall the Company at December 31, 2009 had on hand $167.2 million in cash as opposed to the $184.7 million on hand at December 31, 2008.

The Company ended 2009 with total debt of $951.7 million, and cash and revolving credit facility borrowings available totaling $167.9 million. In 2010, through February 22, the Company used available cash balances to repay $150.0 million of revolving credit facility borrowings. As of January 31, 2009, the Company had cash and cash equivalent balances totaling $74.4 million and $150.7 million available for borrowing under its revolving credit facility.

At December 31, 2009, the Company had $190.7 million of locked-in value from offsetting fixed-price aluminum sales and purchase swaps. On January 4, 2010, the Company terminated a portion of these hedges to fund fourth quarter debt repurchases, recognizing proceeds of $58.7 million and reducing the locked-in value to $126.3 million.

Workforce Reduction

On February 26, 2010, the Company announced a workforce and business process restructuring in its U.S. operations that will reduce operating costs, improve operating efficiencies and conserve liquidity.

“Noranda remains committed to its strategy to improve productivity and grow its business,” said Mr. Smith. “This restructuring is expected to generate approximately $8 million to $10 million annually through cost savings and operating efficiencies. It simplifies our organization to support faster decision making, setting priorities and managing risk.”

The U.S. workforce restructuring plan involves a total staff reduction of 89 employees through a combination of voluntary retirement packages and involuntary terminations. Substantially all activities associated with this workforce reduction have been completed as of the time of the announcement. It is estimated that these actions will result in approximately $6 million to $8 million of pre-tax charges to be recorded in the first quarter of 2010, primarily due to one-time termination benefits and pension benefits. Substantially all of these charges will result in cash expenditures.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Balance Sheets (in thousands, except share and per share amounts)

	Successor
	December 31, 2008	December 31, 2009
	$	$
ASSETS
Current assets:
Cash and cash equivalents	184,716	167,236
Accounts receivable, net	74,472	86,249
Inventories	139,019	182,356
Derivative assets, net	81,717	68,036
Taxes receivable	13,125	730
Prepaid expenses	3,068	36,418
Other current assets	299	13,808
Total current assets	496,416	554,833
Investments in affiliates	205,657	–
Property, plant and equipment, net	599,623	745,498
Goodwill	242,776	137,570
Other intangible assets, net	66,367	79,047
Long-term derivative assets, net	255,816	95,509
Other assets	69,516	85,131
Total assets	1,936,171	1,697,588
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	34,816	69,912
Affiliates	34,250	–
Accrued liabilities	32,740	61,961
Accrued interest	2,021	167
Deferred tax liabilities	24,277	27,311
Current portion of long-term debt	32,300	7,500
Total current liabilities	160,404	166,851
Long-term debt, net	1,314,308	944,166
Pension and OPEB liabilities	120,859	106,393
Other long-term liabilities	39,582	55,632
Deferred tax liabilities	262,383	330,382
Common stock subject to redemption (100,000 shares at December 31, 2008 and 2009)	2,000	2,000
Shareholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,749,548 shares issued and 21,746,548 shares outstanding at December 31, 2008; 21,876,416 shares issued and outstanding at December 31, 2009, including 100,000 shares subject to redemption at December 31, 2008 and 2009)	217	218
Capital in excess of par value	14,383	16,123
Accumulated deficit	(176,280)	(74,905)
Accumulated other comprehensive income	198,315	144,728
Total Noranda shareholders’ equity	36,635	86,164
Noncontrolling interest	–	6,000
Total shareholders’ equity	36,635	92,164
Total liabilities and shareholders’ equity	1,936,171	1,697,588

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Operations (in thousands, unless otherwise noted)

	Successor
	Year ended December 31,		Three months ended December 31,
	2008	2009	2008	2009
	$	$	$	$
Statements of Operations Data:
Sales	1,266,427	769,911	261,521	229,358
Operating costs and expenses:
Cost of sales	1,122,676	779,888	275,853	213,356
Selling, general and administrative expenses	73,831	75,551	24,731	23,869
Goodwill and other intangible asset impairment	25,500	108,006	25,500	65,006
Excess insurance proceeds	—	(43,467)	—	—
	1,222,007	919,978	326,084	302,231
Operating income (loss)	44,420	(150,067)	(64,563)	(72,873)
Other (income) expenses:
Interest expense, net	87,952	53,561	22,909	11,010
(Gain) loss on hedging activities, net	69,938	(111,773)	19,441	(7,700)
Equity in net (income) loss of investments in affiliates	(7,702)	79,654	(3,840)	693
(Gain) loss on debt repurchase	1,202	(211,188)	—	(17,694)
Gain on business combination	—	(120,276)	—	(120,276)
	151,390	(310,022)	38,510	(134,237)
Income (loss) before income taxes	(106,970)	159,955	(103,073)	61,364
Income tax (benefit) expense	(32,913)	58,580	(30,760)	(3,530)
Net income (loss) for the period	(74,057)	101,375	(72,313)	64,894
Sales by segment:
Upstream	758,585	411,464	154,825	151,232
Downstream	605,673	408,395	123,590	103,434
Eliminations	(97,831)	(49,948)	(16,894)	(25,308)
Total	1,266,427	769,911	261,521	229,358
Operating income (loss):
Upstream	109,381	(34,518)	(24,515)	(6,395)
Downstream	(33,993)	(82,718)	(34,038)	(59,311)
Corporate	(30,968)	(32,831)	(6,010)	(7,167)
Total	44,420	(150,067)	(64,563)	(72,873)
Financial and other data:
Average realized Midwest transaction (price per pound) (1)	1.21	0.81	0.91	0.97
Net cash cost for primary aluminum (per pound shipped)(2)	0.81	0.77	0.88	0.78
Shipments:
Upstream:
External aluminum (pounds, in millions)	509.5	291.4	135.0	69.5
Intersegment aluminum (pounds, in millions)	80.4	60.2	19.2	25.9
Total aluminum shipments (pounds, in millions)	589.9	351.6	154.2	95.4
External alumina (kMts)	—	245.0	—	141.5
External bauxite (kMts)	—	482.9	—	337.9

Downstream (pounds, in millions)	346.1	309.3	72.8	74.0

(1)	The price for primary aluminum consists of two components: the price quoted for primary aluminum ingot on the London Metal Exchange (“LME”) and the Midwest transaction premium, a premium to LME price reflecting domestic market dynamics as well as the cost of shipping and warehousing. As a significant portion of our value-added products are sold at the prior month’s MWTP plus a fabrication premium, we calculate a “realized” MWTP which reflects the specific pricing of sale transactions in each period.
(2)

Unit net cash cost for primary aluminum per pound represents our net cash costs of producing commodity grade aluminum as priced on the LME plus the Midwest premium. We have provided unit net cash cost for primary aluminum per pound shipped because we believe it provides investors with additional information to measure our operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus our unit net cash costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in production and sales volumes, natural gas and oil related costs, seasonality in our electrical contract rates, and increases or decreases in other production related costs.

Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies in our industry. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results under U.S. GAAP.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Cash Flows (in thousands)

	Successor
	Year ended December 31, 2008	Year ended December 31, 2009
	$	$
OPERATING ACTIVITIES
Net income (loss)	(74,057)	101,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,300	93,405
Non-cash interest expense	5,075	41,457
(Gain) loss on disposal of property, plant and equipment	5,312	9,373
Insurance proceeds applied to capital expenditures	─	(11,495)
Goodwill and other intangible asset impairment	25,500	108,006
(Gain) loss on hedging activities, net of cash settlements	46,952	(68,913)
Settlements from hedge terminations, net	─	120,782
(Gain) loss on debt repurchase	1,202	(211,188)
Gain on business combination	─	(120,276)
Equity in net (income) loss of investments in affiliates	(7,702)	79,654
Deferred income taxes	(73,422)	57,632
Stock compensation expense	2,376	1,540
Changes in other assets	7,490	794
Changes in pension and other long term liabilities	195	(2,855)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	22,697	8,531
Inventories	41,231	7,564
Taxes (receivable) payable	278	12,395
Other current assets	(18,584)	(12,712)
Accounts payable	8,992	5,017
Accrued liabilities, accrued interest	(26,303)	362
Cash provided by operating activities	65,532	220,448
INVESTING ACTIVITIES
Capital expenditures	(51,653)	(46,655)
Proceeds from insurance related to capital expenditures	─	11,495
Net increase in advances due from parent	─	─
Proceeds from sale of property, plant and equipment	490	57
Payments for the Apollo Acquisition, net of cash acquired	─	─
Cash acquired in business combination	─	11,136
Cash provided by (used in) investing activities	(51,163)	(23,967)
FINANCING ACTIVITIES
Proceeds from issuance of shares	2,285	291
Distribution to shareholders	(102,223)	─
Repurchase of shares	(45)	(90)
Borrowings on revolving credit facility	225,000	13,000
Repayments on revolving credit facility	─	(15,500)
Repayment of long-term debt	(30,300)	(24,500)
Capital contributions from parent	─	─
Distributions to parent	─	─
Deferred financing costs	─	─
Repurchase of debt	─	(187,162)
Cash provided by (used in) financing activities	94,717	(213,961)
Change in cash and cash equivalents	109,086	(17,480)
Cash and cash equivalents, beginning of period	75,630	184,716
Cash and cash equivalents, end of period	184,716	167,236

Covenant Compliance and Financial Ratios

Certain covenants contained in the Company’s debt agreements restrict the ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends and engaging in mergers, acquisitions and certain other investments) unless we meet certain standards in respect of the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis, to fixed charges (the “fixed-charge coverage ratio”) or the ratio of our senior secured net debt to Adjusted EBITDA, calculated on a trailing four-quarter basis (the “net senior secured leverage ratio”). Furthermore, the ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to Adjusted EBITDA on a quarterly basis.

The minimum or maximum ratio levels set forth in our covenants as conditions to our undertaking certain actions and our actual performance are summarized below:

Actual
	Financial Ratio Relevant to Covenants	Threshold	December 31, 2008	December 31, 2009
Noranda HoldCo:
Senior Floating Rate Notes due 2014(1)	Fixed Charge Coverage Ratio	Minimum 1.75 to 1	2.5 to 1	1.6 to 1

Noranda AcquisitionCo:
Senior Floating Rate Notes due 2015(1)	Fixed Charge Coverage Ratio	Minimum 2.0 to 1.0	3.2 to 1	2.1 to 1
Senior Secured Credit Facilities(1)(2)	Net Senior Secured Leverage Ratio	Maximum 3.0 to 1.0(3)	1.9 to 1	3.5 to 1
(1)	For purposes of measuring Adjusted EBITDA in order to compute the ratios, pro forma effect is given to the Joint Venture Transaction as if it had occurred at the beginning of the trailing four-quarter period. Fixed charges are the sum of consolidated interest expenses and all cash dividend payments in respect of preferred stock. In measuring interest expense for the ratio, pro forma effect is given to any repayment or issuance of debt as if such transaction occurred at the beginning of the trailing four-quarter period. For Noranda HoldCo and Noranda AcquisitionCo, the pro forma impact of the Joint Venture Transaction on Adjusted EBITDA for the four quarters ended December 31, 2009 was $15.6 million. For Noranda HoldCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2008 and December 31, 2009 were $94.7 million and $72.0 million, respectively. For Noranda AcquisitionCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2008 and December 31, 2009 were $73.4 million and $53.9 million, respectively.
(2)	As used in calculating this ratio, “senior secured net debt” means the amount outstanding under our term B loan and the revolving credit facility, plus other first-lien secured debt (of which we have none presently), less “unrestricted cash” and “permitted investments” (as defined under our senior secured credit facilities). At December 31, 2008, senior secured debt was $618.5 million and unrestricted cash and permitted investments amounted to $160.6 million, resulting in senior secured net debt of $457.9 million. At December 31, 2009, senior secured debt was $544.0 million and unrestricted cash and permitted investments aggregated $145.8 million, resulting in senior secured net debt of $398.2 million.
(3)	The maximum ratio was 2.75 to 1 until December 31, 2008 and changed to 3.0 to 1 on January 1, 2009.

Because we currently do not satisfy certain of these ratio levels, we currently are limited in our ability to incur additional debt, make acquisitions or certain other investments and pay dividends. These restrictions do not interfere with the day-to-day-conduct of our business. Moreover, our debt agreements do not require us to maintain any financial performance metric or ratio in order to avoid a default.

As used herein, “Adjusted EBITDA” (which is defined as “EBITDA” in our debt agreements) means net income before income taxes, net interest expense and depreciation and amortization, adjusted to eliminate related party management fees, business optimization expenses and restructuring charges, certain charges resulting from the use of purchase accounting and other specified items of income or expense.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2008	Twelve months ended December 31, 2009	Three months ended December 31, 2008	Three months ended December 31, 2009
	$	$	$	$
Net income (loss) for the period	(74.1)	101.4	(72.4)	64.9
Income tax (benefit) expense	(32.9)	58.6	(30.7)	(3.5)
Interest expense, net	88.0	53.6	23.0	11.0
Depreciation and amortization	98.2	86.6	24.2	27.0
Joint Venture EBITDA (a)	13.2	8.0	3.8	(0.5)
LIFO adjustment (b)	(11.9)	26.0	(43.1)	0.8
LCM adjustment (c)	37.0	(43.4)	44.6	(8.0)
(Gain) loss on debt repurchase	1.2	(211.2)	—	(18.0)
New Madrid power outage(d)	—	(30.6)	—	—
Charges related to termination of derivatives	—	17.9	—	0.1
Non-cash hedging gains and losses (e)	47.0	(86.1)	10.6	(5.9)
Goodwill and other intangible asset impairment	25.5	108.0	25.5	65.0
Joint Venture impairment	—	80.3	—	—
Gain on business combination	—	(120.3)	—	(120.3)
Purchase accounting (f)	—	8.9	—	0.4
Other items, net (g)	43.7	40.6	23.8	15.3
Adjusted EBITDA	234.9	98.3	9.3	28.3

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2008	Twelve months ended December 31, 2009
	$	$
Cash flow from operating activities	65.5	220.4
Gain (loss) on disposal of property, plant and equipment	(5.3)	(9.3)
Gain (loss) on hedging activities	(47.0)	68.9
Settlements from hedge terminations, net	—	(120.8)
Insurance proceeds applied to capital expenditures	—	11.5
Equity in net income of investments in affiliates	7.7	0.7
Stock compensation expense	(2.4)	(1.5)
Changes in deferred charges and other assets	(7.5)	(0.8)
Changes in pension and other long-term liabilities	(0.2)	2.9
Changes in asset and liabilities, net	(28.3)	(21.2)
Income tax expense (benefit)	40.5	.9
Interest expense, net	82.9	12.1
Joint Venture EBITDA(a)	13.2	8.0
LIFO adjustment(b)	(11.9)	26.0
LCM adjustment(c)	37.0	(43.4)
New Madrid power outage(d)	—	(30.6)
Non-cash hedging gains and losses(e)	47.0	(86.1)
Charges related to termination of derivatives	—	17.9
Purchase accounting(f)	—	8.9
Insurance proceeds applied to depreciation expense	—	(6.8)
Other items, net(g)	43.7	40.6
Adjusted EBITDA	234.9	98.3

(a)	Prior to the consummation of the Joint Venture Transaction on August 31, 2009, our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following aggregated periods (in millions):

(in millions)	Twelve months ended December 31, 2008	Twelve months ended December 31, 2009	Three months ended December 31, 2008	Three months ended December 31, 2009
	$	$	$	$
Depreciation and amortization	16.0	8.7	3.9	—
Net tax expense	(2.7)	(0.7)	(0.1)	(0.5)
Interest income	(0.1)	—	—	—
Total joint venture EBITDA adjustments	13.2	8.0	3.8	(0.5)

(b)

Our New Madrid smelter and downstream facilities use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and downstream facilities. Inventories at Gramercy and St. Ann are stated at lower of weighted average cost or market, and are not subject to the LIFO adjustment.

(c)	Reflects adjustments to reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.
(d)	Represents the portion of the insurance settlement used for claim-related capital expenditures.
(e)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received) paid (in millions):
	Twelve months ended December 31, 2008	Twelve months ended December 31, 2009	Three months ended December 31, 2008	Three months ended December 31, 2009
	$	$	$	$
Aluminum swaps – fixed-price	5.3	(93.1)	(13.6)	(18.1)
Aluminum swaps – variable-price	8.0	23.8	13.7	1.6
Natural gas swaps	3.7	31.8	3.4	7.6
Interest rate swaps	6.0	11.9	5.4	7.2
Total	23.0	(25.6)	8.9	(1.7)
The previous table presents cash settlement amounts net of early terminations of fixed-price aluminum swaps and bond buybacks.
(f)	Represents impact from inventory step-up and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture Transaction to their fair values.
(g)	Other items, net, consist of the following (in millions):
	Twelve months ended December 31, 2008	Twelve months ended December 31, 2009	Three months ended December 31, 2008	Three months ended December 31, 2009
	$	$	$	$
Sponsor fees	2.0	2.0	0.5	0.5
Pension expense -- non-cash portion	3.8	8.1	3.1	2.1
Employee compensation items	5.4	1.8	1.0	0.4
Loss on disposal of property, plant and equipment	8.6	7.3	6.1	2.1
Interest rate swap	6.0	11.9	5.4	7.2
Consulting and non-recurring fees	9.3	5.6	1.0	1.8
Restructuring-project renewal	7.4	(0.2)	7.4	(0.3)
Other	1.2	4.1	(0.7)	1.5
Total	43.7	40.6	23.8	15.3

Debt balances

The following table presents the carrying values of our debt outstanding as of December 31, 2008 and December 31, 2009 (in thousands):

	December 31, 2008	December 31, 2009
	$	$
Noranda:
Senior Floating Rate Notes due 2014(1)	218,158	63,597
Noranda AcquisitionCo:
Term B Loan due 2014	393,450	328,071
Senior Floating Rate Notes due 2015	510,000	344,068
Revolving credit facility	225,000	215,930
Total debt	1,346,608	951,666
Less: current portion	(32,300)	(7,500)
Long-term debt	1,314,308	944,166

(1) Unamortized discount of $1,842 and $449 at December 31, 2008 and 2009, respectively.

As of December 31, 2009, we had outstanding fixed-price aluminum sales swaps as follows:

Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2010	1.06	290,541
2011	1.20	270,278
		560,819

During the year ended December 31, 2009, we entered into fixed-price aluminum purchase swaps to offset a portion of our existing fixed-price aluminum sale swaps. The following table summarizes fixed-price aluminum purchase swaps as of December 31, 2009:

Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2010	0.70	245,264
2011	0.76	229,545
		474,809
The net asset for the 474,809 pounds of sale swaps offset by purchase swaps is $190.7 million.
The following table summarizes our variable-price aluminum purchase swaps as of December 31, 2009:

Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2010	0.86	35,234
2011	0.90	1,130
		36,364

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment, fluctuating commodity prices and the Company’s ability to return its New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Conference Call Information

The conference call on March 1, 2010, at 10:00 AM EST is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 56073106

The conference call also will be webcast at the following URL: http://w.on24.com/r.htm?e=193389&s=1&k=46A2822763148F084D1851CAC1E9E9CB.

Plan to begin the registration process at least 10 minutes before the live call is scheduled to start.

A replay of the conference call and webcast will be available two hours after the completion of the call until midnight EST on March 10, 2010. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 56073106.

The replay URL is the same as noted above.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, Chief Financial Officer, +1-615-771-5752
robert.mahoney@noralinc.com